EXHIBIT 5.1


                               November 18, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: INDUSTRIAL HOLDINGS, INC. - S-3 REGISTRATION STATEMENT COVERING 2,304,028 SHARES (THE "REGISTRATION STATEMENT")

Gentlemen:

      We have acted as counsel to Industrial Holdings, Inc., a Texas corporation (the "Company"), in connection with the Registration Statement under the Securities Act of 1933, as amended, whereby resales of 2,304,028 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") are registered. In such capacity we have examined the articles of incorporation, bylaws and corporate proceedings of the Company, and based upon such examination and having regard for applicable legal principles, it is our opinion that the Shares are validly issued, fully paid and nonassessable shares of outstanding Common Stock.

      We consent to the use of this opinion as an exhibit to the Registration Statement and in the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                    Very truly yours,

                                    PORTER & HEDGES, L.L.P.

                                     Ex-1